Testing the Waters Materials Related to Series #LOTF

From the Rally App:

#LOTF

WILLIAM GOLDING: LORD OF THE FLIES (1ST ED.)

THIS INITIAL OFFERING IS COMING SOON!

William Golding
Lord of the Flies

CURRENT VALUE: $14,000

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

DETAILS GALLERY LEGAL

#LOTF | $14K

COMPARABLE ASSET VALUE

ASSET VALUE
+1602.4%

TRANSACTIONS
28

The interactive Comparable Asset Value Chart (the “Chart”) plots historical sales of assets comparable to the Underlying Asset, showing price values on the vertical axis against time on the horizontal axis.  The prices reflected on the Chart are not adjusted for inflation.  Users of the Platform can opt to display varying ranges of time on the Chart’s horizontal axis, from one month to one year or longer to the extent such data are available.  If multiple comparable asset sales occurred on a single day, the Chart provides an average for that day.  By hovering over the points on the Chart, users can view price and date of sale represented by each point.  The table below sets forth the data points plotted in the Chart.

Comparable Asset	Date	Sale Price	Source/ Sale Venue
Lord of the Flies by William Golding (1st Edition)	1/31/1984	$954.53	Sotheby's
Lord of the Flies by William Golding (1st Edition)	12/13/1990	$2,995.30	Sotheby's
Lord of the Flies by William Golding (1st Edition)	7/14/1992	$1,447.60	Sotheby's
Lord of the Flies by William Golding (1st Edition)	12/9/1993	$2,070.00	Christie's
Lord of the Flies by William Golding (1st Edition)	7/16/1999	$1,434.00	Christie's
Lord of the Flies by William Golding (1st Edition)	11/5/1999	$3,548.22	Christie's
Lord of the Flies by William Golding (1st Edition)	1/4/2000	$7,685.44	Sotheby's
Lord of the Flies by William Golding (1st Edition)	1/31/2001	$3,399.28	Sotheby's
Lord of the Flies by William Golding (1st Edition)	4/17/2001	$7,638.00	Christie's
Lord of the Flies by William Golding (1st Edition)	11/11/2004	$3,680.00	Swann Galleries
Lord of the Flies by William Golding (1st Edition)	11/30/2005	$7,890.62	Christie's
Lord of the Flies by William Golding (1st Edition)	9/29/2005	$4,600.00	Swann Galleries
Lord of the Flies by William Golding (1st Edition)	12/5/2006	$5,400.00	Christie's
Lord of the Flies by William Golding (1st Edition)	5/24/2007	$5,670.59	Bloomsbury
Lord of the Flies by William Golding (1st Edition)	10/16/2008	$3,514.72	Bloomsbury
Lord of the Flies by William Golding (1st Edition)	5/27/2010	$6,545.54	Bloomsbury
Lord of the Flies by William Golding (1st Edition)	1/18/2011	$4,400.00	New England
Lord of the Flies by William Golding (1st Edition)	6/23/2011	$3,250.00	Christie's
Lord of the Flies by William Golding (1st Edition)	10/30/2012	$3,216.40	Christie's
Lord of the Flies by William Golding (1st Edition)	1/30/2013	$9,057.72	Dominic Winter Auctions
Lord of the Flies by William Golding (1st Edition)	5/30/2013	$5,615.90	Bloomsbury
Lord of the Flies by William Golding (1st Edition)	1/31/2014	$5,298.64	Bloomsbury
Lord of the Flies by William Golding (1st Edition)	1/31/2015	$5,586.70	Bloomsbury
Lord of the Flies by William Golding (1st Edition)	7/9/2019	$4,986.40	Sotheby's
Lord of the Flies by William Golding (1st Edition)	10/15/2020	$7,187.50	Heritage
Lord of the Flies by William Golding (1st Edition)	3/19/2021	$6,875.00	Leslie Hindman
Lord of the Flies by William Golding (1st Edition)	5/27/2021	$5,956.02	Forum
Lord of the Flies by William Golding (1st Edition)	9/17/2021	$16,250.00	Christie's

Rally

#LOTF

WILLIAM GOLDING: LORD OF THE FLIES (1ST ED.)

COMING SOON

RSE Archive, LLC is "testing the waters" to gauge market demand from potential investors for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. An indication of interest made by a prospective investor is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement

DESCRIPTION OF SERIES 1954 LORD OF THE FLIES

Investment Overview

•Upon completion of the Series #LOTF Offering, Series #LOTF will purchase a 1954 1st Edition copy Lord of the Flies by William Golding for Series #LOTF (The “Series 1954 Lord of the Flies” or the “Underlying Asset” with respect to Series #LOTF, as applicable), the specifications of which are set forth below.

•William Golding is a Nobel Prize-winning author of 12 novels as well as multiple plays, essays, and poems.

•Lord of the Flies is a novel written by William Golding and published in 1954. Golding’s most famous work tells the story of a group of children stranded on an island without adult supervision.

•The Underlying Asset is a 1954 1st Edition copy Lord of the Flies by William Golding.

Asset Description

Overview & Authentication

•William Golding was born on September 19, 1911, in Saint Columb Minor, Cornwall, England.

•Golding attended Brasenose College at Oxford University. His father wanted him to become a scientist, but Golding studied English literature instead.

•In 1934, while still in college, Golding published his first book, a collection of poetry that was largely “overlooked by critics.”

•Golding worked as an English and philosophy teacher at Bishop Wordsworth’s School in Salisbury. This time spent teaching young boys would influence his novel Lord of the Flies.

•Golding left his teaching position in 1940 to fight in World War II as a member of the Royal Navy.

•After being rejected 21 times by publishing houses, Golding published Lord of the Flies In 1954.

•Lord of the Flies tells the story of unsupervised boys stuck alone on an island and the resulting power struggle between newly-formed tribes led by two boys, Jack and Ralph.

•Lord of the Flies is considered a response to the horrors of World War II — with tribal and tyrannical symbolism spread throughout the novel.

•William Golding received the Nobel Prize in Literature in 1983 “for his novels which, with the perspicuity of realistic narrative art and the diversity and universality of myth, illuminate the human condition in the world of today.”

•Peter Brook’s film adaptation of Golding’s novel was released in 1963. The National Board of Review names it as one of the years Top Ten Films. A second film adaptation was released in 1990 directed by Harry Hook.

•In 1988 William Golding was knighted by Queen Elizabeth II for notable contributions to public life.

•Lord of the Flies was named one of the 100 best novels of all time by The Guardian in 2015.

•The initial printing of 3,000 copies failed to sell quickly, but eventually literary critic EM Forster selected the novel as his “outstanding novel of the year,” propelling the book to commercial success.

•The Underlying Asset is accompanied by a signed letter of authenticity from Darren Sutherland, a New York-based rare book specialist.

Notable Features

•The Underlying Asset is a 1954 1st Edition copy Lord of the Flies by William Golding.

•The Underlying Asset is 1 of around 3,000 1st Edition copies of Lord of the Flies.

Notable Defects

•The Underlying Asset exhibits minimal wear to its dust jacket with a lightly toned spine and a minor water mark on its rear.

Details

Series 1954 Lord of the Flies
Title	Lord of the Flies
Author	William Golding
Publisher	Faber and Faber
Publication Date	1954
Edition	First Edition
Condition	Fine
Rarity	1 of ~3,000 (1st Edition)

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 1954 Lord of the Flies going forward.